Exhibit 10.1

Certain information in this document identified by bracketed asterisks ([***]) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

908 DEVICES INC.

SIGNATURE BANK

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan And Security Agreement (this “Agreement”) is entered into as of March 11, 2021, by and between SIGNATURE BANK (“Bank”) and 908 DEVICES INC., a Delaware corporation (“Borrower”), and amends and restates, in its entirety, that certain Loan and Security Agreement by and between Bank and Borrower dated as of August 29, 2019 (as amended from time to time, the “Original Agreement”).

Recitals

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

Agreement

The parties agree as follows:

1.              Definitions And Construction.

1.1            Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Application” is defined in Section 2.1(c)(i) hereof.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable documented attorneys’ fees and expenses) incurred by Bank in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable documented attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Cash Management Services” is defined in Section 2.1(b) hereof.

“Cash Management Sublimit” means a sublimit for cash management transactions under the Revolving Line not to exceed the Revolving Line.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Client Reporting File” means that certain Client Reporting File provided to Borrower by Bank in connection with the execution hereof, as may be amended from time to time.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, use of the Cash Management Sublimit or the International Sublimit, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Exchange Reserve Percentage” is defined in Section 2.1(c)(ii) hereof.

“FX Amount” is defined in Section 2.1(c)(ii) hereof.

“FX Contracts” is defined in Section 2.1(c)(ii) hereof.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“International Sublimit” means a sublimit for foreign exchange services and export, import, and standby letters of credit under the Revolving Line not to exceed the Revolving Line.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” and “Letters of Credit” are defined in Section 2.1(c)(i) hereof.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Trigger Reporting Period” is any period during which Borrower and any MSC Subsidiary has, for each consecutive day in the immediately preceding month, maintained an aggregate balance of unrestricted cash at Bank in an amount at all times greater than Twenty-Five Million Dollars ($25,000,000).

“Loan Documents” means, collectively, this Agreement, the Warrant, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means the occurrence of any circumstance which would be reasonably likely to have a material adverse effect on (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Monthly Financial Statements” is defined in Section 6.3(a) hereof.

“MSC Subsidiary” means a Subsidiary of Borrower incorporated in Massachusetts for the purpose of holding Investments as a Massachusetts security corporation under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations.

“MSC Subsidiary Investment Conditions” means (i) any MSC Subsidiary maintains all of its accounts with Bank and (ii) Borrower maintains unrestricted cash at Bank not less than an amount equal to one hundred five percent (105%) of all Obligations owing from Borrower to Bank.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Original Agreement” is defined in first paragraph of this Agreement.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)      Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)      Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)      Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any given time;

(d)      Subordinated Debt;

(e)      trade accounts payable incurred in the ordinary course of business;

(f)       Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and

(g)      extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)      Investments existing on the Closing Date disclosed in the Schedule;

(b)      (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (iii) of this paragraph (b);

(c)      Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)      Investments accepted in connection with Transfers permitted by Section 7.1;

(e)      Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per year, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board and in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per year;

(f)       Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g)      Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(h)      Investments consisting of the downstreaming of cash to any MSC Subsidiary so long as the MSC Subsidiary Investment Conditions have been met; provided however, if at any time subsequent to Borrower making any such Investment, the MSC Subsidiary Investment Conditions are no longer met, any such Investments in MSC Subsidiaries must be immediately be upstreamed to Borrower.

“Permitted Liens” means the following:

(a)      Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)      Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)      Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)      Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)      Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)       Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (e) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(g)      leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)      non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and

(i)       Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Reg W Affiliate” means an “affiliate” as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c).

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means a credit extension of up to Twenty-Five Million Dollars ($25,000,000) (inclusive of any amounts outstanding under the Cash Management Sublimit and International Sublimit).

“Revolving Maturity Date” means March 11, 2024.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous governmental authority.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Warrant” is that certain Warrant to Purchase Stock dated as of August 29, 2019, issued by Borrower in favor of Bank, together with any other Warrant issued by Borrower in favor of Bank theretofore or thereafter.

1.2            Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.              Loan and terms of payment.

2.1           Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)            Revolving Advances.

(i)            On the Closing Date, Bank shall be deemed to have made an Advance to Borrower in the aggregate principal amount of Fourteen Million Five Hundred Twenty-Four Thousand One Hundred Sixty-Six Dollars and Sixty-Seven Cents ($14,524,166.67), which shall refinance all Indebtedness under the Original Agreement. Thereafter and subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line, minus the Cash Management Sublimit and the aggregate amounts outstanding under the International Sublimit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii)      Whenever Borrower desires an Advance, Borrower will notify Bank no later than 12:00 p.m. Eastern time, on the Business Day that the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within twenty-four (24) hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Bank a Revolving Advance Request Form in substantially the form set forth in the Client Reporting File. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance, except for such damages or losses caused by Bank’s gross negligence or willful misconduct. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.

(b)            Cash Management Sublimit. Subject to the terms and conditions of this Agreement and availability under the Revolving Line, Borrower may request cash management services which may include merchant services, business credit card, automated clearing house transactions, controlled disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that the total amount of the Cash Management Services shall not exceed the Cash Management Sublimit, and that availability under the Revolving Line shall be reduced by the entire Cash Management Sublimit. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Cash Management Services. If at any time the Revolving Line is terminated or otherwise ceases to exist, Borrower shall immediately secure to Bank’s satisfaction its Obligations with respect to any Cash Management Services, and, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such Obligations to the extent of the then outstanding Cash Management Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Cash Management Services continue.

(c)            International Sublimit.

(i)       Letters of Credit. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”), provided, however, the aggregate outstanding face amount of all Letters of Credit shall not exceed the International Sublimit less any FX Amount (as defined below) outstanding, and for purposes of determining availability under the Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). The Obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable documented attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(ii)      Foreign Exchange. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date. Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount shall at all times be equal to or less than the International Sublimit less the face amount of all outstanding Letters of Credit, and availability under the Revolving Line shall be reduced by the FX Amount. The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its reasonable discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

If at any time the Revolving Line is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all Obligations under the International Sublimit on terms reasonably acceptable to Bank.

2.2           Reserved.

2.3           Interest Rates, Payments, and Calculations.

(a)           Interest Rate. Except as set forth in Section 2.3(b), the Revolving Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to the greater of (i) one half of one percentage point (0.50%) above the Prime Rate or (ii) four percentage points (4.00%).

(b)           Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percentage points (5.00%) above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)           Payments. Interest hereunder shall be due and payable in arrears on the last calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts (other than trust, agency or escrow accounts) or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)           Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4           Crediting Payments. Prior to the occurrence and continuance of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5           Bank Expenses. On the Closing Date, Borrower shall pay to Bank all Bank Expenses incurred through the Closing Date, including reasonable documented attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable documented attorneys’ fees and expenses, as and when they are incurred by Bank.

2.6           Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnification or reimbursement obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnification or reimbursement obligations) are outstanding.

3.              Conditions of loans.

3.1          Conditions Precedent to Effectiveness. The effectiveness of the Loan Documents is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Agreement;

(b)           a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           UCC National Form Financing Statement;

(d)           payment of the Bank Expenses then due specified in Section 2.5 hereof;

(e)           current financial statements of Borrower;

(f)            evidence that Borrower in compliance with all covenants set forth in Section 6.7 as of the Closing Date;

(g)           evidence satisfactory to Bank that the insurance policies required by Section 6.6 hereof are in full force and effect;

(h)           confirmation that Borrower is not involved in material litigation;

(i)            the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of Closing Date, and no Event of Default shall have occurred and be continuing, or would exist immediately after giving effect to the closing of the Loan Documents;

(j)            such other documents, and completion of such other matters, as Bank may have reasonably requested.

3.2          Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Bank of the Revolving Advance Request Form as provided in Section 2.1;

(b)           Borrower shall be in compliance with Section 6.7 hereof;

(c)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Revolving Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(d)           Bank determines to its satisfaction that there has not been a Material Adverse Change.

4.             Creation of security interest.

4.1          Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case subject only to Permitted Liens.

4.2          Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations (other than inchoate indemnification or reimbursement obligations) are outstanding.

4.3          Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.              Representations and warranties.

Borrower represents and warrants as follows:

5.1          Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.

5.2          Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents by Borrower are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3          No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4          Intentionally Omitted.

5.5          Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6          Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that prohibits the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7          Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business within the five (5) years prior to the Closing Date under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment (other than mobile Equipment such as laptop computers that are in the possession of Borrower’s employees or agents) is located only at the location set forth in Section 10 hereof.

5.8          Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9          No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and its Subsidiaries that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower and its Subsidiaries since the date of the most recent of such financial statements submitted by Borrower to Bank.

5.10       Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.11       Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could reasonably be expected to result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.12       Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13       Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein other than immaterial taxes in an amount not to exceed Ten Thousand Dollars ($10,000) per year.

5.14       Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15       Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.16        Accounts. Except as set forth on the Schedule, none of Borrower’s nor any Subsidiary’s deposit accounts or securities accounts is maintained or invested with a Person other than Bank.

5.17        Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank in connection with the Loan Documents or the transactions contemplated thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which it was made.

6.              Affirmative Covenants.

Borrower shall do all of the following:

6.1           Good Standing. Borrower shall maintain its and (except as permitted by Section 7.3) each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2           Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3           Financial Statements, Reports, Certificates.

(a)           At all times when a Liquidity Trigger Reporting Period is in not effect, Borrower shall deliver the following to Bank:

(i)        as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer (the “Monthly Financial Statements”);

(ii)       as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank (or an opinion qualified for going concern so long as Borrower’s investors provide additional equity as needed);

(iii)     copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(iv)      promptly upon receipt of notice thereof, a report of any legal actions pending or, to Borrower’s knowledge, threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more;

(v)        as soon as available, but in any event within forty five (45) days after the beginning of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(vi)       such budgets, sales projections, operating plans or other financial information of Borrower and/or its Subsidiaries as Bank may reasonably request from time to time;

(vii)     within thirty (30) days after the last day of each month, Borrower shall deliver to Bank aged listings of accounts receivable and accounts payable;

(viii)    together with the Monthly Financial Statements, a Compliance Certificate signed by a Responsible Officer in substantially the form set forth in the Client Reporting File; and

(ix)      such budgets, sales projections, operating plans or other financial information of Borrower and/or its Subsidiaries as Bank may reasonably request from time to time.

(b)            At all times when a Liquidity Trigger Reporting Period is in effect, Borrower shall deliver the following to Bank:

(i)        as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, Borrower’s Form 10-Q as filed by Borrower with the SEC;

(ii)       as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, a Compliance Certificate signed by a Responsible Officer in substantially the form set forth in the Client Reporting File;

(iii)      as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, Borrower’s Form 10-K as filed by Borrower with the SEC; and

(iv)       as soon as available, but in any event within forty five (45) days after the beginning of each fiscal year of Borrower, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections.

(c)           Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

6.4           Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Five Hundred Thousand Dollars ($500,000).

6.5           Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on its reasonable request, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon Bank’s reasonable request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6           Insurance.

(a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional lender’s loss payee thereof, and all general liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s reasonable request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. Upon the occurrence and during the continuance of an Event of Default, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7           Accounts. Borrower shall (i) maintain and shall cause each of its Subsidiaries to maintain all its depository and operating accounts, and its primary investment accounts with Bank other than accounts held at Silicon Valley Bank with aggregate balances not to exceed One Million Dollars ($1,000,000), (ii) obtain and shall cause each of its Subsidiaries to obtain any Cash Management Services exclusively from Bank; provided, however, notwithstanding the foregoing, Borrower and its Subsidiaries may obtain cash management services from Silicon Valley Bank in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000), and (iii) utilize and shall cause each of its Subsidiaries to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit; provided, however, notwithstanding the foregoing, Borrower may (x) maintain its accounts at Paypal, Bill.com, and any other payment processor permitted by Bank in writing from time to time, without Control Agreements, so long as the aggregate amount of cash in such accounts does not, at any time, exceed One Hundred Fifty Thousand Dollars ($150,000), and (y) maintain deposit accounts used as trust, agency or escrow accounts without Control Agreements.

6.8           Minimum Cash. Borrower shall at all times maintain a balance of unrestricted cash at Bank in an amount not less than Ten Million Dollars ($10,000,000).

6.9           Intellectual Property Rights.

(a)           If Borrower applies for any patent or the registration of any trademark or servicemark with the United States Patent and Trademark Office, Borrower shall give Bank written of such application or registration with the next financial statements to be delivered to the Bank under Section 6.3(a), including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the reasonable request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents reasonably requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)           Bank may audit Borrower’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.10       Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.11       Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3. and 7.7 hereof, at the time that Borrower or any guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower and such guarantor shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower or guarantor (as determined by Bank in its sole discretion) hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank, and (c) provide to Bank all other documentation in form and reasonably substance satisfactory to Bank. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12       Post-Closing Conditions. As soon as possible, but in any event not later than the date that is forty-five (45) days after the Closing Date, Borrower shall provide Bank with copies of the endorsements of Borrower’s general liability and property insurance policies issued in favor of Bank and required in accordance with the terms of Section 6.6 hereof.

7.              Negative Covenants.

Borrower will not do any of the following:

7.1          Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) consisting of Permitted Liens and Permitted Investments; (iv) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (v) consisting of Borrower’s use or transfer of money for the purchase of goods and services in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; or (vi) Transfers of worn-out, obsolete or surplus Equipment which was not financed by Bank.

7.2          Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3          Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, provided that a Subsidiary may merge with or into Borrower or another Subsidiary.

7.4          Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5          Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property), or permit any Subsidiary to do so.

7.6          Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7          Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its deposit accounts or securities accounts with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance reasonably satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8          Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person. Without the prior written consent of Bank in its sole and absolute discretion, no part of the proceeds of the Credit Extensions may be used (i) to purchase any asset or securities (A) issued by an Reg W Affiliate of Bank, (B) in respect of which, and during any period when, any Reg W Affiliate of Bank has acted as an underwriter, (C) sold by any Reg W Affiliate of Bank acting as a principal, (D) if the transaction would otherwise result in a violation of Regulation W issued by the Board of Governors of the Federal Reserve System of the United States, as may be amended from time to time, or (E) if the transaction would not comply with 12 C.F.R. 223.16; (ii) to pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of Bank; or (iii) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of Bank.

7.9          Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10       Inventory and Equipment. Store the Inventory or the Equipment (other than mobile Equipment such as laptop computers that are in the possession of Borrower’s employees or agents) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment (other than mobile Equipment such as laptop computers that are in the possession of Borrower’s employees or agents) or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11       Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12       MSC Subsidiary. Borrower shall not permit any MSC Subsidiary to make any Investments or hold any assets that would cause the MSC Subsidiary to fail to qualify as a Massachusetts security corporation under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified or replaced from time to time).

8.            Events of Default.

Any one or more of the following events shall constitute an event of default by Borrower under this Agreement (each an “Event of Default”).

8.1         Payment Default. If Borrower fails to pay, when due, any of the Obligations;

8.2        Covenant Default.

(a)            If Borrower fails to perform any obligation under Sections 6.1, 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.9, or 6.11 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)            If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3        Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4        Attachment. If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5         Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6        Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000) or which could reasonably be expected to have a Material Adverse Effect;

8.7         Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8         Misrepresentations. If any material misrepresentation or material misstatement exists when made now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.            Bank’s Rights and Remedies.

9.1         Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following (to the extent not prohibited by applicable law), all of which are authorized by Borrower:

(a)            Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)            Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)            Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)            Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate at a location reasonably convenient to Bank and Borrower. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses reasonably incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge by Borrower, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)             Set off and apply to the Obligations then due any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)             Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge by Borrower, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)            Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)            Bank may credit bid and purchase at any public sale; and

(i)             Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2        Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnification or reimbursement obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3        Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4          Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5          Bank’s Liability for Collateral. So long as Bank complies with applicable law and reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6          Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7        Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.          Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	908 DEVICES INC. 645 Summer St. Boston, MA 02110 Attn: Joseph H. Griffith, Chief Financial Officer Email: jgriffith@908devices.com
With a copy to:	Goodwin Procter LLP
100 Northern Ave. Boston, MA 02210 Attn: Mark D. Smith Email: marksmith@goodwinlaw.com
If to Bank:	SIGNATURE BANK Signature Bank – Venture Banking Group 565 Fifth Avenue, 12th Floor New York, New York 10017 Attn: Lisa Foussianes Email: lfoussianes@signatureny.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.         Governing Law. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as Bank may consent thereto in writing duly signed for and on its behalf.

12.         Jurisdiction and Jury Trial Waiver.

12.1       Borrower hereby irrevocably consents that any suit, legal action or proceeding against borrower or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this note or any other loan document may be brought in any jurisdiction, including, without limitation, any New York state or United States Federal Court located in the southern district of New York, as Bank may elect, and by execution and delivery of this note, Borrower hereby irrevocably submits to and accepts with regard to any such suit, legal action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Borrower hereby irrevocably consents to the service of process in any such suit, legal action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to borrower at its address set forth herein. The foregoing shall not limit the right of Bank to serve process in any other manner permitted by law or to bring any suit, legal action or proceeding or to obtain execution of judgment in any other jurisdiction.

12.2       Borrower hereby irrevocably waives any objection which borrower may now or hereafter have to the laying of venue of any suit, legal action or proceeding arising directly or indirectly under or relating to this note or any other loan document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in the southern district of New York chosen by Bank in accordance with this Section xxii and hereby further irrevocably waives any claim that a court located in the southern district of New York is not a convenient forum for any such suit, legal action or proceeding.

12.3       Borrower hereby irrevocably agrees that any suit, legal action or proceeding commenced by Borrower with respect to any rights or obligations arising directly or indirectly under or relating to this note or any other loan document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York state or United States Federal Court located in the southern district of New York.

12.4       Borrower hereby waives any defense or claim based on marshaling of assets or election or remedies or guaranties.

12.5       Borrower and Bank (by its acceptance of this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to any obligation of Borrower or this note or any other loan document.

13.         General Provisions.

13.1       Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided however so long as no Event of Default has occurred and is continuing Bank shall not assign its obligations, rights or benefits hereunder to (i) any direct competitor of Borrower or (ii) any vulture debt fund.

13.2       Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3       Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4       Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5       Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6       Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Bank hereby acknowledges and agrees that this Agreement has been executed and accepted by Bank in the state of New York.

13.7       Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification or reimbursement obligations) remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8       Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank (who agree to be subject to comparable confidentiality obligations) in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans who agree to be subject to comparable confidentiality obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9       Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

13.10     Marketing Consent.  Borrower hereby authorizes Bank and its affiliates, at their respective sole expense, and with prior approval by Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion.  The foregoing authorization shall remain in effect unless Borrower notifies Bank in writing that such authorization is revoked.

13.11     No Novation. Borrower and Bank hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Original Agreement shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations of Borrower outstanding under the Original Agreement or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Borrower from any of the Obligations or any liabilities under the Original Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other Loan Documents executed in connection therewith. Borrower hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date all references in any such Loan Document to the “Loan and Security Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Original Agreement or any Loan Document executed in connection therewith purports to assign or pledge to Bank, or to grant to Bank a Lien on, any collateral as security for the Obligations of Borrower from time to time existing in respect of the Original Agreement, such pledge, assignment or grant of the Lien is hereby ratified and confirmed in all respects in favor of Bank and shall remain effective as of the first date it became effective.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

908 DEVICES INC.

By:	/s/ Joseph H. Griffith IV
Name:	Joseph H. Griffith IV
Title:	Treasurer and Chief Financial Officer

SIGNATURE BANK

By:	/s/ Matthew K. Jacobs
Name:	Matthew K. Jacobs
Title:	VP, Life Sciences

[Signature Page to Amended and Restated Loan and Security Agreement]

EXHIBIT A

DEBTOR:	908 DEVICES INC.

SECURED PARTY:	SIGNATURE BANK

COLLATERAL DESCRIPTION ATTACHMENT
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)         any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include (1) any permit, approval or license issued or granted by a governmental authority to the extent that the grant by Borrower of a security interest to Bank therein is prohibited by applicable law or would result in the termination or revocation thereof, or (2) any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

Certain information in this document identified by bracketed asterisks ([***]) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SCHEDULE OF EXCEPTIONS

[***]